Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-1) and related Prospectus of CHF Solutions, Inc. and to the incorporation by reference therein of our report dated March 8, 2017, with respect to the consolidated financial statements of Sunshine Heart, Inc. (now known as CHF Solutions, Inc.) and Subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Minneapolis, Minnesota
October 18, 2017